                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                      COUNTRYWIDE CREDIT INDUSTRIES, INC.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                      COUNTRYWIDE CREDIT INDUSTRIES, INC.
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________
*Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:_________________________________________________

    (2) Form, Schedule or Registration Statement No.:___________________________

    (3) Filing Party:___________________________________________________________

    (4) Date Filed:_____________________________________________________________

Notes:

                                      LOGO
                     OF COUNTRYWIDE CREDIT INDUSTRIES, INC.

                             155 NORTH LAKE AVENUE
                           PASADENA, CALIFORNIA 91101

                                                                    June 3, 1994

Dear Stockholder:

  On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Countrywide Credit Industries, Inc. The meeting will be held on July 13, 1994 at 10:00 a.m. at the Pasadena Hilton, 150 South Los Robles Avenue, Pasadena, California. The formal notice and proxy statement for this meeting are attached to this letter.

  It is important that you sign, date and return your proxy as soon as possible, even if you currently plan to attend the Annual Meeting. You may still attend the Annual Meeting and vote in person if you desire, but returning your proxy card now will assure that your vote is counted if you are unable to attend. Your vote, regardless of the number of shares you own, is important.

  On behalf of the Board of Directors, I thank you for your cooperation.

                                          Sincerely,

                                          /s/ DAVID S. LOEB
                                          David S. Loeb
                                          Chairman of the Board

                                      LOGO
                     OF COUNTRYWIDE CREDIT INDUSTRIES, INC.

                             155 NORTH LAKE AVENUE
                           PASADENA, CALIFORNIA 91101

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JULY 13, 1994

                               ----------------

To the Stockholders:

  The Annual Meeting of Stockholders of Countrywide Credit Industries, Inc. (the "Company") will be held at the Pasadena Hilton, 150 South Los Robles Avenue, Pasadena, California on July 13, 1994 at 10:00 a.m., Los Angeles time, and at any adjournment thereof, for the following purposes:

    1. To elect two directors to serve on the Board of Directors for a term expiring at the 1997 Annual Meeting.

    2. To ratify the selection by the Board of Directors of Grant Thornton as independent certified public accountants of the Company for the fiscal year ending February 28, 1995.

    3. To transact such other business as may properly come before the meeting and any adjournment thereof.

  Only stockholders of record at the close of business on May 16, 1994 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or adjournments thereof.

                                          By Order of the Board of Directors

                                                  /s/ SANDOR E. SAMUELS

                                                    Sandor E. Samuels
                                                        Secretary

Dated: June 3, 1994

  YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION. PLEASE MAIL YOUR PROXY TODAY.

                                      LOGO
                     OF COUNTRYWIDE CREDIT INDUSTRIES, INC.

                             155 NORTH LAKE AVENUE
                           PASADENA, CALIFORNIA 91101


                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                 July 13, 1994

                                    GENERAL
  This proxy statement is furnished to stockholders of Countrywide Credit Industries, Inc. (the "Company") in connection with the solicitation by its Board of Directors (the "Board") of proxies to be voted at the 1994 Annual Meeting of Stockholders to be held at the Pasadena Hilton, 150 South Los Robles Avenue, Pasadena, California on July 13, 1994 at 10:00 a.m. and at any adjournment thereof (the "Meeting"). The Company expects to mail its proxy soliciting materials for the Meeting on or about June 6, 1994.


  The accompanying proxy may be revoked by a stockholder at any time before it is voted, either by delivering a subsequent proxy or other written notice of revocation to the Company at its above address or by attending the Meeting and voting in person. All shares represented by each properly signed and returned proxy card in the accompanying form, unless revoked, will be voted at the Meeting in accordance with the stockholder's instructions indicated on the proxy card. If no instructions are marked on the proxy card, the shares will be voted in favor of the proposals described in this proxy statement.

  The only outstanding voting securities of the Company are shares of its Common Stock, par value $.05 per share ("Common Stock"). Each stockholder of record at the close of business on May 16, 1994 is entitled to notice of and to vote at the Meeting and at any adjournment or adjournments thereof. On that date, there were 91,137,259 shares of Common Stock outstanding, with each share entitled to one vote. The presence, in person or by proxy, of a majority of the shares entitled to vote will constitute a quorum for the Meeting. The inspectors of election appointed for the meeting will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on a proxy that the broker does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to that matter.

  The Company will pay the cost of the solicitation of proxies, including preparing and mailing this Notice of Annual Meeting, proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and regular employees of the Company may solicit proxies by telephone, telegraph or other personal contact, for which services such persons will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of Common Stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for an estimated fee of $7,000, plus reimbursement of expenses.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

  The Company's Bylaws give the Board the power to set the number of directors at no less than three nor more than fifteen. As a result of the resignation from the Board of Victor R. Witt, on September 2, 1993, the Board of Directors adopted a resolution decreasing the number of directors from eight to seven. Directors serve three-year terms which are staggered to provide for the election of approximately one-third of the Board each year. The terms of Jack
L. Bruckner, Ben M. Enis and Edwin Heller expire at the Meeting. Because Mr. Bruckner has reached mandatory retirement age, he has not been nominated for a new term, and the Board of Directors has adopted a resolution decreasing the number of directors from seven to six effective upon the expiration of his current term. Messrs. Enis and Heller have each been nominated for election as a director for a new term which will expire at the 1997 annual meeting.
  In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy card to vote for the nominees listed below. In the event that any nominee becomes unavailable for any reason, which the Board does not anticipate, the proxies will be voted for the election of the person, if any, who is designated by the Board to replace the nominee.
  The following table contains information regarding the nominees and the other incumbent directors.

                                                                         DIRECTOR
      NAME                       OCCUPATION                    AGE        SINCE
      ----                       ----------                    ---       --------
              NOMINEES FOR ELECTION AS DIRECTORS--TERM EXPIRING 1997 (CLASS I)
Ben M. Enis          Professor of Marketing,                    52         1984
                      University of Southern
                      California; Los Angeles, CA
Edwin Heller         Attorney, Partner, Fried,                  64         1993
                      Frank, Harris, Shriver & Jacobson;
                      New York, NY
              INCUMBENT DIRECTORS--TERM EXPIRING 1995 (CLASS II)
Robert J. Donato     Executive Vice President,                  54         1993
                      PaineWebber Incorporated;
                      New York, NY
Harley W. Snyder     Chief Executive Officer,                   61         1991
                      Harley Snyder Companies;
                      Valparaiso, IN

              INCUMBENT DIRECTORS--TERM EXPIRING 1996 (CLASS III)
David S. Loeb        Chairman of the Board and                  70         1969
                      President of the Company
Angelo R. Mozilo     Vice Chairman of the Board                 55         1969
                      and Executive Vice
                      President of the Company

  David S. Loeb is co-founder of the Company and has been Chairman of the Board and President of the Company since its formation in March 1969. Mr. Loeb has been Chairman of the Board of Directors and Chief Executive Officer of CWM Mortgage Holdings, Inc. ("CWM"), formerly known as Countrywide Mortgage Investments, Inc., a publicly-held real estate investment trust managed by the Company, since its inception in September 1985.

  Angelo R. Mozilo is co-founder of the Company and has been Vice Chairman of the Board and Executive Vice President of the Company since its formation in March 1969. Mr. Mozilo has been President of CWM since its inception in September 1985 and a director since October 31, 1985.

  Robert J. Donato is the Executive Vice President, Division Director of Retail Transaction Services for PaineWebber Incorporated. Mr. Donato has been employed by PaineWebber Incorporated for more than five years. He is a former director of CWM.

  Ben M. Enis has been a Professor of Marketing, University of Southern California, Los Angeles, California since 1982. From 1978 to 1982, he was Howard Professor of Marketing, University of Missouri, Columbia, Missouri.

  Edwin Heller is an attorney and a partner in the law firm of Fried, Frank, Harris, Shriver & Jacobson.

  Harley W. Snyder is President of HSC, Inc., a real estate and development company, President of Harley Snyder Co., Inc.--Construction and S-W Corporation and Vice President of Harley Snyder Co., Inc.--Insurance. He is a director of Bank One, Merrillville, NA and serves on the Board of Trustees of both Porter Memorial Hospital and Valparaiso University. Mr. Snyder was President of the National Association of Realtors in 1983 and has served as a director of that group since 1972. He is a former director of CWM.

  THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES.

BOARD AND COMMITTEE MEETINGS

  During the fiscal year ended February 28, 1994, the Board held 14 meetings. The Board maintains Audit, Nominating, Compensation and Strategic Planning Committees. The committees' specific responsibilities are summarized below. Each Board member attended 75% or more of the meetings of the Board and the committees on which he served that were held during the fiscal year ended February 28, 1994.

    1. The Audit Committee consults with and reviews the reports and recommendations of the Company's independent certified public accountants and reports thereon to the Board. Messrs. Donato (chairman), Enis and Snyder are members of this committee which met five times during the fiscal year ended February 28, 1994.

    2. The Nominating Committee considers nominees for directors suggested by stockholders. Stockholders wishing to nominate directors must comply with
  Section 12 of the Company's Bylaws, which requires certain information to be provided in connection with the submission of stockholder nominations and sets forth certain timing requirements with respect thereto. Messrs. Enis (chairman) and Heller are members of this committee which did not meet during the fiscal year ended February 28, 1994.

    3. The Compensation Committee determines matters relating to compensation of the Chairman of the Board and President and the Vice Chairman of the Board and Executive Vice President of the Company (Messrs. Loeb and Mozilo) as well as the highest compensated executive officers and administers each of the Company's stock option plans. Messrs. Snyder (chairman), Bruckner and Enis are members of this committee. The Compensation Committee met five times during the fiscal year ended February 28, 1994.

    4. The Strategic Planning Committee examines the Company's role in both the industries in which it operates and the general marketplace. This committee makes recommendations regarding the future direction of the Company with respect to new and existing areas of operations. Messrs. Heller (chairman), Bruckner and Donato are members of this committee which held three meetings during the fiscal year ended February 28, 1994.

COMPENSATION OF DIRECTORS

  Each director of the Company who is not an employee of the Company receives an annual fee for serving on the Board and any of its committees and is entitled to reimbursement for his expenses incurred in attending meetings of the Board and its committees. Directors who are Company employees are not paid any fees as such for serving on the Board and its committees. During the fiscal year ended February 28, 1994, the annual fee was $38,500, and, in addition, the chairman of each committee that met during the fiscal year received an additional $2,000 per committee. Each director of the Company who is not an employee is entitled to receive a non-discretionary stock option grant each year. The number of shares subject to the option is determined pursuant to a formula based on earnings per share contained in the applicable stock option plan. On June 1, 1993, each director except Mr. Heller received a stock option grant of 14,884 shares at an exercise price of $29.25. In accordance with a policy of his law firm, Mr. Heller elected not to receive an option grant. These options become exercisable one year after the grant date.

  The Company maintains a plan whereby each director who is not an employee can elect to defer all or a part of his director's fees until a predetermined date, with the Company agreeing to credit interest on the amount deferred. Messrs. Donato and Snyder deferred fees during the year ended February 28, 1994. The interest rate credited to fees which are deferred under the plan is a rate equal to either (i) the Moody's Seasoned Corporate Bond Index or (ii) the Company's after-tax return on weighted average capital based on the most recently published earnings for a four fiscal quarter period (but limited to a minimum of 50% and a maximum of 150% of the Moody's Seasoned Corporate Bond Index).

DIRECTOR EMERITUS

  The Company maintains the position of Director Emeritus for non-employee directors of the Company who have retired from the Board after having attained the age of 65 (age 63 for directors serving on the Board on February 11, 1987). Individuals who accept appointment to the position of Director Emeritus are required to agree to provide advisory and consulting services on certain business matters concerning the Company and its subsidiaries as the Board may determine and to attend meetings as requested by the Board at mutually convenient times. Such individuals are also required to agree to refrain from entering into an employment or consulting agreement with, or from supplying any information or materials to, any competitor of the Company or its subsidiaries. Each such individual receives compensation paid on a monthly basis based on the number of years of service as a director and the amount of director's fees paid to him during the last month of service as a director prior to his retirement in accordance with the following schedule:

                                                                 MONTHLY
           YEARS OF SERVICE                                   COMPENSATION
           ----------------                                   ------------
                5 years                                    45% of last month's
                                                           director's fees
               10 years                                    70% of last month's
                                                           director's fees
               15 years                                    95% of last month's
                                                           director's fees

  The term of the Director Emeritus position is for the life of the individual. In the event the individual dies while serving the Company prior to receiving five full years of compensation as a Director Emeritus, a death benefit is payable in a lump sum to his estate in the maximum amount of one year's compensation for serving as a Director Emeritus. The Company currently has two individuals in the position of Director Emeritus: Nathan Supak who retired in April 1987 and is paid $2,533 per month and Victor R. Witt who retired in August 1993 and is paid $3,048 per month.

                               EXECUTIVE OFFICERS

  The executive officers of the Company selected at the annual organizational meeting of the Board of Directors held June 30, 1993 to serve at the pleasure of the Board of Directors are as follows:

                                                                       EMPLOYED
      NAME        AGE                      OFFICE                       SINCE
      ----        ---                      ------                      --------
David S. Loeb     70  Chairman of the Board of Directors and President   1969
Angelo R. Mozilo  55  Vice Chairman of the Board of Directors and
                      Executive Vice President                           1969
Stanford L.       41  Senior Managing Director, Chief Financial
 Kurland              Officer and Chief Operating Officer                1979
                      Managing Director--Production and Support
Gerald L. Baker   49  Divisions                                          1989
Kevin W.
 Bartlett         36  Managing Director--Capital Markets                 1986
Thomas H. Boone   39  Managing Director--Loan Administration             1984
Jeffery F.
 Butler           52  Managing Director--Chief Information Officer       1985
Carlos M. Garcia  38  Managing Director--Chief Accounting Officer        1984
Marshall M.
 Gates            42  Managing Director--Production Operations           1988
Sandor E.         41  Managing Director--Legal, General Counsel and
 Samuels              Secretary                                          1990
Gail Thakarar     50  Managing Director--Human Resources                 1993

  David S. Loeb is co-founder of the Company and has been President and Chairman of the Board of Directors of the Company since its formation in March 1969. Mr. Loeb has been Chairman of the Board of Directors and Chief Executive Officer of CWM since its inception in September 1985.

  Angelo R. Mozilo is co-founder of the Company and has been Executive Vice President and Vice Chairman of the Board of the Company since its formation in March 1969. Mr. Mozilo has been President of CWM since its inception in September 1985 and a director since October 31, 1985.

  Stanford L. Kurland joined the Company as a Senior Vice President in 1979. He became Chief Financial Officer in 1983 and Managing Director in 1988. In 1989, he became Senior Managing Director and Chief Operating Officer.

  Gerald L. Baker joined the Company as Executive Vice President in 1989 and became Managing Director--Sales and Marketing in 1990. From 1986 to 1989, Mr. Baker was employed as Vice President and Director of Marketing Services for Bank of America.

  Kevin W. Bartlett joined the Company in 1986. He became Vice President, Capital Markets in 1988, Senior Vice President, Capital Markets in 1990 and Managing Director--Capital Markets in May 1991. Prior to joining the Company, Mr. Bartlett was an audit manager with Peat Marwick.

  Thomas H. Boone joined the Company as a Vice President in 1984 and became a Managing Director in 1988.

  Jeffery F. Butler joined the Company in 1985. He became the Chief Information Officer in 1989 and Managing Director--Chief Information Officer in May 1991.

  Carlos M. Garcia joined the Company as Vice President, Finance and Chief Accounting Officer in 1984. He became Senior Vice President in 1986 and Managing Director--Chief Accounting Officer in 1990.

  Marshall M. Gates joined the Company in 1988. He served as an officer of the Company's insurance subsidiary and in 1990 was appointed Managing Director-- Production Support and Administration. His title was changed to Managing Director--Production Operations in 1994.

  Sandor E. Samuels joined the Company in 1990 as Senior Vice President, General Counsel and Secretary. He was appointed Managing Director--Legal, General Counsel and Secretary in May 1991. From June 1989 to April 1990 Mr. Samuels served as Senior Vice President and General Counsel of FIMSA, Inc. He was Senior Vice President and General Counsel of Fox, Inc. from January 1989 to June 1989. From June 1984 to January 1989 he was with First Interstate Bancorp and at the time of his departure was Senior Vice President and Assistant General Counsel.

  Gail Thakarar joined the Company in January 1993 as Senior Vice President and became Managing Director--Human Resources in November 1993. From 1989 to 1993 Ms. Thakarar was the Director of Human Resources for Transtechnology Corporation, and from 1987 to 1989 she operated Thakarar-Malugeon & Associates, Inc., a consulting company providing advice to small and mid-size organizations on compensation, benefits, succession planning, organization development and other related issues. Her prior experience included human resources management positions with Beverly Enterprises, Occidental Petroleum Corporation and General Electric Company.

                             PRINCIPAL STOCKHOLDERS

  The following table shows, with respect to each person or entity known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock as of April 15, 1994, (i) the number of shares of Common Stock so owned, and (ii) the percentage of all shares outstanding represented by such ownership (based upon the number of shares outstanding as of April 15, 1994).

            NAME AND
           ADDRESS OF
           BENEFICIAL                                        NUMBER OF PERCENT
              OWNER                                          SHARES(1) OF CLASS
           ----------                                        --------- --------
      Tiger Management Corporation(2)....................... 4,635,500   7.6%
      101 Park Avenue
      New York, NY 10178
      The TCW Group, Inc.(3)................................ 3,136,200   5.2
      865 South Figueroa Street
      Los Angeles, CA 90017

- - --------
(1) The number of shares owned is based on the information in the Schedules 13G and has not been adjusted for the 3 for 2 stock split effective on May 3, 1994.
(2) Based upon a Schedule 13G dated February 10, 1994 filed with the Securities and Exchange Commission.
(3) Based upon a Schedule 13G dated February 6, 1994 filed with the Securities and Exchange Commission.

                        SECURITY OWNERSHIP OF MANAGEMENT

  The following information sets forth the number of shares of the Company's Common Stock beneficially owned as of April 15, 1994 by each of the directors, including the nominees for election as directors; the Chairman of the Board and President; the four other most highly compensated executive officers; and all directors and executive officers as a group.

        NAME OR NUMBER OF          NUMBER OF                           PERCENT
        PERSONS IN GROUP        SHARES OWNED(1) OPTIONS(2)   TOTAL   OF CLASS(3)
        -----------------       --------------- ---------- --------- -----------
   David S. Loeb..............     1,320,176      75,416   1,395,592    2.3 %
   Angelo R. Mozilo...........       302,355(4)   99,535     401,890     --
   Robert J. Donato...........        11,500      14,884      26,384     --
   Ben M. Enis................           836      29,551      30,387     --
   Edwin Heller...............           278           0         278     --
   Harley W. Snyder...........         8,190      29,551      37,741     --
   Stanford L. Kurland........        74,392     106,480     180,872     --
   Gerald L. Baker............           991      19,080      20,071     --
   Carlos M. Garcia...........        42,844      88,623     131,467     --
   All directors and executive
    officers as a group (15
    persons)..................     1,871,539     622,730   2,494,269     4.1

- - --------
(1) The number of shares owned as of April 15, 1994 has not been adjusted for the 3 for 2 stock split effective on May 3, 1994.
(2) Represents shares subject to stock options that are exercisable on April 15, 1994 or become exercisable within 60 days of April 15, 1994.
(3) Percentage information is omitted for individuals who own less than one percent of the outstanding shares of Common Stock and shares deemed outstanding due to exercisable options.
(4) Includes 482 shares owned by Mr. Mozilo's spouse as to which Mr. Mozilo disclaims beneficial ownership.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

  The following table sets forth the cash compensation paid by the Company and its subsidiaries to the Chairman of the Board and President and the four other most highly paid executive officers of the Company for all services in all capacities during the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                                                COMPENSATION
                                                                ------------
                                           ANNUAL COMPENSATION     AWARDS
                            FISCAL YEAR    -------------------- ------------
   NAME AND PRINCIPAL          ENDED                            STOCK OPTION    ALL OTHER
        POSITION          FEBRUARY 28 (29)  SALARY     BONUS     SHARES(1)   COMPENSATION(2)
- - ------------------------- ---------------- --------- ---------- ------------ ---------------
David S. Loeb                   1994       $ 798,000 $2,265,461   189,204       $ 62,452
Chairman of the Board and       1993         892,309  1,775,000   100,107        101,485
President                       1992         659,250  1,150,000    53,742
Angelo R. Mozilo                1994         793,000  2,265,461   189,204         84,383
Vice Chairman of the            1993         720,371  1,780,000   100,107        209,660
Board and Executive Vice        1992         734,492  1,150,000    53,742
President
Stanford L. Kurland             1994         450,000    530,000    40,000         25,847
Senior Managing                 1993         401,667    560,000    42,283         29,595
Director--Chief Financial       1992         289,019    500,000    31,500
Officer and Chief
Operating Officer
Gerald L. Baker                 1994         273,333    308,000    25,000          9,869
Managing Director--Sales        1993         250,096    336,000    26,250          8,901
and Marketing                   1992         191,250    235,000    15,750
Carlos M. Garcia                1994         255,000    192,000    23,000         15,403
Managing Director--             1993         228,077    225,000    24,150         20,141
Chief Accounting Officer        1992         193,795    178,000    15,750

- - --------
(1) The number of shares subject to stock option grants has not been adjusted for a 3 for 2 stock split effective May 3, 1994. The number of shares subject to stock option grants for fiscal years prior to 1994 has been adjusted for a 3 for 2 stock split in July 1992 and a 5% stock dividend in April 1993, as applicable.
(2) Amounts shown for fiscal 1994 consist of the following: (i) Mr. Loeb:
    Company contribution to the Company's Tax Deferred Savings and Investment (401(k)) Plan--$4,680; life insurance premiums--$57,772; (ii) Mr. Mozilo:
    Company contribution to 401(k) Plan--$4,454; life insurance premiums-- $69,448; the portion of interest accrued on deferred compensation that exceeds 120% of the applicable federal long-term rate--$10,481; (iii) Mr.
    Kurland: Company contribution to the 401(k) Plan--$4,388; life insurance premiums--$18,713; the portion of interest accrued on deferred compensation that exceeds 120% of the applicable federal long-term rate--$2,746; (iv) Mr. Baker: Company contribution to the 401(k) Plan--$4,431; life insurance premiums--$4,950; the portion of interest accrued on deferred compensation that exceeds 120% of the applicable federal long-term rate--$488; and (v) Mr. Garcia: Company contribution to 401(k) Plan--$4,527; life insurance premium--$9,490; the portion of interest accrued on deferred compensation that exceeds 120% of the applicable federal long-term rate--$1,386.

  The following table sets forth information on the stock options granted to the named executive officers in the fiscal year ended February 28, 1994.

                    STOCK OPTION GRANTS IN FISCAL YEAR 1994

                                                   INDIVIDUAL GRANTS
                         ----------------------------------------------------------------------
                           NUMBER OF
                          SECURITIES     % OF TOTAL
                          UNDERLYING   OPTIONS GRANTED   EXERCISE
                            OPTIONS     TO EMPLOYEES      PRICE     EXPIRATION    GRANT DATE
          NAME           GRANTED(#)(1) IN FISCAL YEAR  ($/SHARE)(2)    DATE    PRESENT VALUE(3)
          ----           ------------- --------------- ------------ ---------- ----------------
David S. Loeb...........    189,204         14.51%       $32.50       4/07/03     $2,883,469
Angelo R. Mozilo........    189,204         14.51         32.50       4/07/03      2,883,469
Stanford L. Kurland.....     40,000          3.07         26.0625    11/15/03        481,600
Gerald L. Baker.........     25,000          1.92         26.0625    11/15/03        301,000
Carlos M. Garcia........     23,000          1.76         26.0625    11/15/03        276,920

- - --------
(1) Options become exercisable at the rate of 25 percent on the first, second, third and fourth anniversary of the grant date, except in the event of a "Change of Control" as defined in the relevant stock option plan. Upon a Change of Control, all options become immediately exercisable. The number of shares subject to the stock options granted has not been adjusted for the 3 for 2 stock split effective May 3, 1994.
(2) The exercise price is the market value of the Common Stock on the date of grant. Options to Messrs. Loeb and Mozilo were granted on April 7, 1993, and options to Messrs. Kurland, Baker, and Garcia were granted on November 15, 1993.
(3) The present value of the options as of the grant date was calculated using the Black-Scholes options pricing model which has been modified to consider estimated cash dividends to be paid. The assumptions used in the model were: expected volatility of 35%, risk-free rate of return equal to the ten year Treasury rate at the grant date, dividend yield of 1.84% and time to exercise of 10 years. No discounting was done to account for non-transferability or vesting. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

  The following table sets forth information on stock option exercises during the fiscal year and outstanding options and their value at February 28, 1994. Value is calculated as the difference between the fair market value of the Common Stock and the exercise price of the options at the exercise date or fiscal year end.

               OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                                             OPTIONS AT           IN-THE-MONEY OPTIONS AT
                             SHARES                     FEBRUARY 28, 1994(#)       FEBRUARY 28, 1994($)
                            ACQUIRED        VALUE     ------------------------- ---------------------------
          NAME           ON EXERCISE(#)  REALIZED($)  EXERCISABLE UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
          ----           -------------- ------------- ----------- ------------- ------------- -------------
David S. Loeb...........     50,438     $  816,572.07         0      270,464    $           0  $431,296.37
Angelo R. Mozilo........     79,295      1,863,769.67    24,119      270,464       104,861.96   431,296.37
Stanford L. Kurland.....     16,713        456,838.71   106,480       87,466     1,778,311.45   120,636.86
Gerald L. Baker.........     12,315        269,649.62    11,205       60,438        33,451.10   227,527.73
Carlos M. Garcia........     11,697        319,722.27    78,779       58,835     1,406,213.47   267,388.34

DEFINED BENEFIT PENSION PLAN

  The following table illustrates annual pension benefits under the Company's Defined Benefit Pension Plan (the "Pension Plan") for participants retiring in 1994 at age 65 payable in the form of a life annuity under various levels of compensation and years of service. The pension benefits in the table are not subject to deduction for Social Security or other offset amounts.

                               PENSION PLAN TABLE


                                                    YEARS OF SERVICE
    FINAL AVERAGE                        ---------------------------------------
     COMPENSATION                          15      20      25      30      35
    -------------                        ------- ------- ------- ------- -------
    $125,000...........................  $31,180 $39,430 $47,690 $55,950 $62,330
     150,000...........................   38,050  48,180  58,310  68,450  76,330
     175,000...........................   44,930  56,930  68,940  80,950  90,330
     200,000...........................   51,800  65,680  79,560  93,450 104,330
     225,000...........................   57,090  72,420  87,740 103,060 115,100
     250,000...........................   57,090  72,420  87,740 103,060 115,100
     275,000...........................   57,090  72,420  87,740 103,060 115,100
     300,000...........................   57,090  72,420  87,740 103,060 115,100
     400,000...........................   57,090  72,420  87,740 103,060 115,100
     450,000...........................   57,090  72,420  87,740 103,060 115,100
     500,000...........................   57,090  72,420  87,740 103,060 115,100

- - --------

(1) Effective January 1, 1994, annual compensation in excess of $150,000 is not taken into account when calculating benefits under the Pension Plan.

  All of the compensation used for Pension Plan purposes is included in the amounts shown in the Salary column of the Summary Compensation Table. The following table sets forth certain information relating to the Pension Plan with respect to each executive officer listed in the executive compensation table whose current compensation covered by the Pension Plan differs by more than 10% from the amount set forth in the Summary Compensation Table under the caption "Salary."

                                                       REMUNERATION
                                                      COVERED BY PLAN  CREDITED
                                                      FOR YEAR ENDED   YEARS OF
            NAME                                     FEBRUARY 28, 1994 SERVICE
            ----                                     ----------------- --------
      David S. Loeb.................................     $150,000         25
      Angelo R. Mozilo..............................      150,000         25
      Stanford L. Kurland...........................      150,000         14
      Gerald L. Baker...............................      150,000          5
      Carlos M. Garcia..............................      150,000         10

  Benefits are 100% vested after five years of service. A participant shall be fully vested in his accrued normal retirement benefit regardless of his length of service if his employment is terminated by the Company other than for "Cause" within the two-year period following a "Change in Control" (as both items are defined in the Pension Plan).

EMPLOYMENT AGREEMENTS

  Effective March 1, 1991, the Company entered into employment agreements with David S. Loeb, Chairman of the Board and President of the Company, and Angelo
R. Mozilo, Vice Chairman of the Board
and Executive Vice President of the Company (individually, an "Officer"), providing for certain compensation, death, disability and termination benefits, and retention of each individual's services for the period commencing March 1, 1991 and terminating on February 28, 1997.

  Mr. Loeb's agreement provides for a base annual salary of $798,000 for the fiscal year ended February 28, 1994, increasing by 10% annually to $1,063,000 for the fiscal year ending February 28, 1997. Mr. Mozilo's agreement provides for a base annual salary of $793,000 for the fiscal year ended February 28, 1994, increasing by 10% annually to $1,058,000 for the fiscal year ending February 28, 1997.

  The agreements were amended during the fiscal year ended February 28, 1993 to, among other things, give the Company the option to extend the agreements for an additional year at the same rate of increase of base salary.

  The agreements as amended provide for additional incentive compensation in each year during the term of the agreements beginning in the fiscal year ended February 28, 1994 ("fiscal 1994") in the form of an annual cash bonus pursuant to a formula that multiplies the prior year's bonus by the ratio of the current year's earnings per share over that of the previous year (the "performance ratio"). The agreements also provide for additional incentive compensation in the form of grants of stock options under the 1991 Stock Option Plan or any other stock option plans which may be or come into effect pursuant to a formula that multiplies the prior year's stock option grant by the performance ratio. See "Executive Compensation--Stock Option Grants in Fiscal Year 1994." The agreements provide that each Officer is also entitled to all rights and benefits for which he is otherwise eligible under any plans or benefits which the Company or its subsidiaries may provide for him or, provided he is eligible to participate therein, for senior officers or employees generally.

  The agreements provide that in the event of the disability of the Officer, he shall receive compensation in an annual amount equal to (i) 50% of his then current salary, minus (ii) the amount of any cash payments to him under the terms of the Company's disability insurance or other disability benefit plans and any compensation he may receive pursuant to any other employment. These payments shall be made until the earlier of the Officer's death, commencement of benefits under the Pension Plan or five years from the date of the disability. The Company is also required to afford each Officer during the disability period other employment benefits to which he otherwise would be entitled. In the event of the death of the Officer during the term of his agreement, the Company shall pay to his beneficiary an amount equal to the Officer's salary for 12 months following the date of death and shall provide to such beneficiary certain other rights or benefits to which the Officer would otherwise be entitled.

  If the Officer is terminated for "Cause" or resigns voluntarily, all of his rights under the agreement shall terminate. "Cause" is defined as (i) a material breach of the agreement by the Officer which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied within a reasonable period of time after receipt of written notice from the Company specifying such breach, (ii) the Officer's conviction by a court of competent jurisdiction of a felony or (iii) entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter removing the Officer from office with the Company or its subsidiaries or permanently prohibiting him from participating in the conduct of the affairs of the Company and its subsidiaries.

  If (i) the Officer is terminated without Cause or (ii) the Officer terminates his employment because the Board elects a person other than the Officer to his current position without his consent or reorganizes management so as to require him to report to a person or persons other than the Board or otherwise in the Officer's judgment diminishes the Officer's status, title, position and responsibilities or (iii) the Officer terminates his employment for any reason within one year of a change in control as defined in the agreements, then the Company shall pay him three times the sum of his then-existing base salary and incentive compensation paid for the prior fiscal year. Under certain circumstances, this provision of each Officer's employment agreement may result in a payment being made which is not tax deductible by the Company as compensation pursuant to the Internal Revenue Code of 1986, as amended (the "Code").

CERTAIN TRANSACTIONS

  In connection with a new business plan implemented by CWM in 1993, the Company agreed to waive its management fee for CWM's fiscal year ended December 31, 1993 and absorbed $900,000 of expenses incurred by CWM in starting the new operations. During the remainder of the Company's fiscal year CWM incurred management fees of $84,000. CWM has an option to purchase mortgage loans from a subsidiary of the Company at the prevailing market price. During the year ended February 28, 1994, CWM purchased $300,484,000 of mortgage loans pursuant to this option. Subsidiaries of CWM have entered into servicing agreements with a subsidiary of the Company. Servicing fees under these agreements were approximately $530,000 for the year ended February 28, 1994. In addition, the Company has extended to CWM a $10,000,000 line of credit bearing interest at prime and maturing in September 1994, under which no amount was outstanding at February 28, 1994.

  The Company maintains a plan (the "Financing Plan"), which was ratified and approved by the stockholders, to facilitate the exercise of stock options. In connection with a stock option exercise during the fiscal year ended February 28, 1994, the Company extended a loan to Mr. Loeb of $404,857, which amount was outstanding at February 28, 1994 and bears an annual interest rate of 4.83%. Mr. Garcia also obtained a loan bearing interest at an annual rate of 5.43% in connection with a stock option exercise in fiscal 1994. This loan when aggregated with other loans to Mr. Garcia under the Financing Plan resulted in indebtedness to the Company of $102,589, which indebtedness had been reduced to $90,465 at February 28, 1994.

  Mr. Heller, who became a director in January 1993, is a partner in the law firm of Fried, Frank, Harris, Shriver & Jacobson. This firm performed services for the Company in fiscal 1994, and the Company intends to retain the services of this firm in fiscal 1995.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee is composed of Messrs. Bruckner, Enis and Snyder, who are non-employee directors of the Company. The Company's executive compensation program consists of three main components: (1) base salary, (2) potential for annual bonus based on the Company's overall performance and the employee's individual performance and (3) stock options to provide long-term incentives for performance and to align executive officer and shareholder interests. There is no fixed ratio of total compensation to be represented by salary, bonus or stock options.

  During fiscal 1994, the Compensation Committee reviewed the Company's retirement plans and had consultants prepare and review a proposal relating to new programs that could be adopted. Based on this information and the desire to attract and retain high quality executive officers, the Compensation Committee adopted a Supplemental Executive Retirement Plan and a Split Dollar Life Insurance Plan, both to be implemented in fiscal 1995.

  The Supplemental Executive Retirement Plan will be funded through life insurance and contributions by the Company. This plan is designed to provide executives with retirement income equal to 70% of their average annual salary determined by averaging the five highest salaried years out of the 10 years preceding retirement. The independent consulting firm which reviewed the retirement plan proposal concluded that a plan which would provide executives with a retirement benefit equal to 50% of total cash compensation would be competitive with plans provided by other companies. By reason of the wide fluctuation in the Company's bonus compensation, the Compensation Committee decided to tie the plan to base salary instead of total cash compensation and to offer a retirement benefit equal to 70% of base salary, which the Company has been advised equates to approximately 40% of total cash compensation.

  The Split Dollar Life Insurance Plan provides additional life insurance for executives. This plan will be funded by the existing Key Executive Equity Plan insurance policies and contributions by the Company. This plan is designed to provide executives a benefit equal to two, three or four times their annual salary with the multiplier based on the executive's position. The independent consulting firm concluded that these amounts are within the competitive range.

  Cash Compensation

  The Compensation Committee met with Mr. Mozilo to review recommendations regarding the base salary and bonus levels for the most highly compensated executive officers, excluding Messrs. Loeb and Mozilo whose compensation is fixed by the terms of their respective employment contracts. See "Executive Compensation--Employment Agreements." The proposed base salaries for such executive officers were approved after consideration of the performance of the executive in his or her particular area of responsibility, the executive's contribution to the Company's overall management team, salaries paid by the Company's competitors for comparable positions, and an assessment of the future contributions the executive should be able to make to the Company.

  In reviewing compensation paid by competitors, the Compensation Committee considered companies engaged in the mortgage banking, savings and loan and banking industries. With the exception of the mortgage banking industry, these industries are included in the S&P Financial Index (the "Index") contained in the following Performance Graph. The mortgage banking companies whose compensation was considered were not public companies prior to 1992, and accordingly information regarding the historical compensation paid by such companies is limited.

  The Compensation Committee considered companies which most closely compete with and approximate the structure and operations of the Company, certain of which are included in the Index. With respect to the companies considered, the Company's cash compensation falls within the high portion of the range.

  With respect to bonuses, the Compensation Committee established a performance-based program tied to earnings per share. Each of the most highly compensated executives was assigned a dollar amount as a bonus base and a percentage of that amount that the executive would receive if the Company achieved the targeted earnings per share in fiscal 1994. The bonus base can increase if the earnings per share exceed the target, and it can decrease at a faster rate if the targeted earnings per share are not achieved. Earnings per share exceeded the target in fiscal 1994.

  Stock Options

  The Compensation Committee oversees the determination of the overall number of employee stock options to be granted each year and how those options are to be distributed among the employees, excluding Messrs. Loeb and Mozilo whose option grants are fixed by the terms of their employment contracts. See "Executive Compensation--Employment Agreements." In determining the total number of stock options to be awarded in fiscal 1994, the Compensation Committee studied comparisons of the amount of stock options granted in relation to a company's issued and outstanding stock. As a result of this study, the Compensation Committee determined that it would be appropriate for stock options granted in any fiscal year to be in a range not to exceed 3% of the outstanding stock of the Company during that fiscal year. Options granted in fiscal 1994 were in the high portion of the range of grants in prior years by other companies considered which included companies whose business is similar to the Company's as well as companies in other lines of business who share the Company's philosophy of granting options to a wide range of employees.

  An independent consulting firm also reviewed the proposed individual option grants to the Company's executive officers and determined that they were fair and reasonable given the consulting firm's experience with other companies and the Company's philosophy of compensating executive officers at approximately the 75th percentile of the market. Previously, the Company had determined the number of stock options granted to executive officers based on the performance of the Company in relation to certain specified targets for the relevant year. Although the Company's earnings per share increased in fiscal 1993 over fiscal 1992 and exceeded the targeted goals, the Compensation Committee determined that the options granted to the executive officers in fiscal 1994 would be for the same number of shares (not adjusted for the stock dividend paid in April
1993) as each executive officer received the prior year, except Messrs. Loeb and Mozilo whose stock option grants are set by contract. This determination was consistent with the policy described above of limiting the total stock options granted in any fiscal year to a percentage of outstanding stock.

  Compensation of President and Executive Vice President

  The compensation of Messrs. Loeb and Mozilo during fiscal 1994 was determined by the terms of their employment agreements which were entered into during 1991 and amended during 1992. See "Executive Compensation--Employment Agreements." As provided by these agreements, both the stock option grants and the bonuses Messrs. Loeb and Mozilo received were determined by multiplying the prior year's stock option grant and bonus, respectively, by a performance ratio obtained by dividing the most recent fiscal year's earnings per share by the prior year's. The performance ratio with respect to the stock options granted April 7, 1993 was calculated by comparing earnings per share for fiscal years 1993 and 1992. The performance ratio for the bonuses paid with respect to fiscal year 1994 was calculated by comparing earnings per share for fiscal years 1994 and 1993. Because earnings per share increased in fiscal 1993 over fiscal 1992 and further increased in fiscal 1994 over fiscal 1993, both the stock option grants and the bonuses increased compared to the prior year.

  Deductibility of Compensation

  As part of the Omnibus Budget Reconciliation Act of 1993, a new provision was added to the Internal Revenue Code which limits the corporate deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless such compensation is based upon performance goals or paid pursuant to a written contract that was in effect on February 17, 1993. Because their employment agreements were entered into prior to this date, the compensation paid to Messrs. Loeb and Mozilo is not subject to this limit. The Compensation Committee is reviewing the Company's existing compensation arrangements to determine the deductibility of amounts paid and will consider changes to these arrangements or the adoption of new compensation policies that will enable the Company to continue to attract and retain high quality executives while optimizing the deductibility of amounts paid as compensation.


                                          The Compensation Committee

                                              Jack L. Bruckner
                                              Ben M. Enis
                                              Harley W. Snyder, Chairman

PERFORMANCE GRAPH

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                   AMONG COUNTRYWIDE CREDIT INDUSTRIES, INC
                     S&P 500 INDEX AND S&P FINANCIAL INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                             COUNTRYWIDE                    S&P
Measurement Period           CREDIT            S&P          FINANCIAL
(Fiscal Year Covered)        INDUSTRIES INC.   500 INDEX    INDEX
- - ---------------------        ---------------   ---------    ----------
Measurement Pt-02/28/1989    $100.00           $100.00      $100.00
FYE 02/28/1990               $115.18           $118.90      $114.04
FYE 02/28/1991               $204.57           $136.34      $115.94
FYE 02/28/1992               $598.75           $158.14      $149.09
FYE 02/28/1993               $859.34           $174.98      $190.15
FYE 02/28/1994               $667.89           $189.57      $199.11


  The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on February 28, 1989 in each of the Company, the S&P 500 Index and the S&P Financial Index.

                                  PROPOSAL TWO
               RATIFYING THE SELECTION OF INDEPENDENT ACCOUNTANTS

  The Board has selected the accounting firm of Grant Thornton to audit the Company's financial statements for, and otherwise act as the Company's independent certified public accountants with respect to, the fiscal year ending February 28, 1995. Grant Thornton has continuously acted as independent certified public accountants for the Company in respect of its fiscal years commencing with the fiscal year ended February 28, 1974. In accordance with the Board's resolution, its selection of Grant Thornton for the current fiscal year is being presented to stockholders for ratification at the Meeting. The affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, at the Meeting will constitute such ratification. The Company has been advised that neither Grant Thornton nor any of its partners has any direct financial interest or any material indirect financial interest in the Company or any of its subsidiaries, nor has had any connection during the past three years with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

  A representative of Grant Thornton will be present at the Meeting. He will have an opportunity to make a statement, if he wishes to do so, and will be available to respond to appropriate questions.

  THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.

                             SECTION 16 DISCLOSURE

  Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers to report their ownership of and transactions in the Company's common stock to the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Copies of these reports are also required to be supplied to the Company. Specific dates for filing these reports have been established by the SEC, and the Company is required to report in this proxy statement any failure of its directors and executive officers to file by the relevant due date any of these reports during the fiscal year ended February 28, 1994. Based solely on its review of the copies of the reports received by it, the Company believes that all such filing requirements were satisfied except Mr. Snyder filed one report late.


                          ANNUAL REPORT AND FORM 10-K

  The Annual Report to Shareholders, containing the consolidated financial statements of the Company for the fiscal year ended February 28, 1994, accompanies this proxy statement.

  STOCKHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 28, 1994, FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WITHOUT THE ACCOMPANYING EXHIBITS, BY WRITING TO INVESTOR RELATIONS, COUNTRYWIDE CREDIT INDUSTRIES, INC., 155 NORTH LAKE AVENUE, POST OFFICE BOX 7137, PASADENA, CALIFORNIA 91109-7137. A LIST OF EXHIBITS IS INCLUDED IN THE FORM 10-K, AND EXHIBITS ARE AVAILABLE FROM THE COMPANY UPON THE PAYMENT TO THE COMPANY OF THE COSTS OF FURNISHING THEM.

                             STOCKHOLDER PROPOSALS

  Any proposal that a stockholder wishes to present for consideration at the 1995 Annual Meeting of Stockholders must be received by the Company no later than February 4, 1995 for inclusion in the 1995 Notice of Annual Meeting, Proxy Statement and Proxy. Proposals should be directed to the Secretary of the Company. Stockholders wishing to bring proposals before an annual meeting must also comply with Section 13 of the Company's Bylaws, which requires certain information to be provided in connection with the submission of stockholder proposals and sets forth certain timing requirements with respect thereto.

                                 OTHER MATTERS

  The Board knows of no matters other than those listed in the attached Notice of Annual Meeting which are likely to be brought before the Meeting. However, if any other matter properly comes before the Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

                                          By Order of the Board of Directors

                                                  /s/ SANDOR E. SAMUELS

                                                    Sandor E. Samuels
                                                        Secretary

June 3, 1994

PROXY                 COUNTRYWIDE CREDIT INDUSTRIES, INC.
- - -----
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                 ANNUAL MEETING OF STOCKHOLDERS, JULY 13, 1994

  The undersigned hereby appoints David S. Loeb and Angelo R. Mozilo, or either of them, with full power of substitution, the attorney and proxy of the undersigned, to appear and to vote all of the shares of stock of Countrywide Credit Industries, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Pasadena Hilton, 150 South Los Robles, Pasadena, California on July 13, 1994 at 10:00 A.M. and any adjournment thereof.

1) To elect Ben M. Enis and Edwin Heller to the Board of Directors for a term expiring at the 1997 Annual Meeting.

                         [_] VOTE     [_] WITHHOLD VOTE

   (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

   -----------------------------------------------------------------------------

2) To approve the selection of Grant Thornton as the Independent Accountants to audit the Company's financial statements for the fiscal year ending February 28, 1995.
                     [_] FOR    [_] AGAINST    [_] ABSTAIN

                 (Continued and to be signed on reverse side)



                          (Continued from other side)

  UNMARKED PROXIES SHALL BE VOTED IN FAVOR OF EACH OF THE LISTED MATTERS UNLESS SPECIFIED TO THE CONTRARY.

  Receipt of copies of the Annual Report to Shareholders, the Notice of the Annual Meeting of Stockholders and the Proxy Statement dated June 3, 1994 is hereby acknowledged.

                                           Please date and sign exactly as the
                                           name appears on this proxy. Joint
                                           owners should each sign. If the
                                           signer is a corporation, please
                                           sign full corporate name by a duly
                                           authorized officer. Executors,
                                           trustees, etc. should give full
                                           title as such.

                                           ------------------------------------
                                                           Date

                                           ------------------------------------
                                                        Signature

                                           ------------------------------------
                                                        Signature

  PLEASE RETURN PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF
                              MAILED IN THE U.S.A.

                      COUNTRYWIDE CREDIT INDUSTRIES, INC.

PROXY
- - -----
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS, JULY 13, 1994

  The undersigned hereby appoints David S. Loeb and Angelo R. Mozilo, or either of them, with full power of substitution, the attorney and proxy of the undersigned, to appear and to vote all of the shares of stock of Countrywide Credit Industries, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Pasadena Hilton, 150 South Los Robles, Pasadena, California on July 13, 1994 at 10:00 A.M. and any adjournment thereof.



                 (Continued and to be signed on reverse side)

                                                                 [X] Please mark
                                                                     your votes
                                                                     as in this
                                                                      example.
- - --------------   ------------   ------------
ACCOUNT NUMBER      COMMON         D.R.S.

UNMARKED PROXIES SHALL BE VOTED IN FAVOR OF EACH OF THE LISTED MATTERS UNLESS SPECIFIED TO THE CONTRARY.






1. To elect Ben M. Enis and Edwin Heller                    WITHHOLD
to the Board of Directors for a term            VOTE          VOTE
expiring at the 1997 Annual Meeting.            [ ]           [ ]


2. To approve the selection of              FOR      AGAINST     ABSTAIN
Grant Thornton as the Independent           [ ]        [ ]         [ ]
Accountants to audit the Company's
financial statements for the fiscal
year ending February 28, 1995.

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

- - -------------------------------------------------------------------------------

                                                    I PLAN TO ATTEND MEETING [ ]

Receipt of copies of the Annual Report to Shareholders, the Notice of the An-nual Meeting of Stockholders and the Proxy Statement dated June 3, 1994 is hereby acknowledged.

Signature(s) ___________________________   Date _______________________________

NOTE: Please date and sign exactly as the name appears on this proxy. Joint owners should each sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. Executors, trustees, etc. should give full title as such. PLEASE RETURN PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.A.

                      COUNTRYWIDE CREDIT INDUSTRIES, INC.

               TAX DEFERRED SAVINGS AND INVESTMENT (401(K)) PLAN

  VOTING INSTRUCTIONS TO TRUSTEE FOR ANNUAL MEETING OF STOCKHOLDERS, JULY 13,
                                     1994

  As a participant in the Countrywide Credit Industries, Inc. Tax Deferred Savings and Investment (401(k)) Plan, you have the right to give written instructions to the Plan Trustee as to the voting at the Company's Annual Meeting of Stockholders to be held on July 13, 1994 and at any adjournment thereof of certain shares of the Company's common stock allocated to your account. In this connection, please indicate your voting choices on the reverse side of this card, sign and date it, and return this card promptly in the postage paid envelope provided.


                 (Continued and to be signed on reverse side)

                                                                 [X] Please mark
                                                                     your votes
                                                                       as this

- - ----------------------
SOCIAL SECURITY NUMBER

UNMARKED VOTING INSTRUCTIONS SHALL BE VOTED IN FAVOR OF EACH OF THE LISTED MATTERS UNLESS SPECIFIED TO THE CONTRARY.


1) To elect Ben M. Enis and Edwin Heller                     WITHHOLD
to the Board of Directors for a term             VOTE          VOTE
expiring at the 1997 Annual Meeting              [ ]           [ ]


2) To approve the selection of Grant            FOR     AGAINST    ABSTAIN
Thornton as the Independent Accountants         [ ]       [ ]        [ ]
to audit the Company's financial statements for the fiscal year ending February 28, 1995.

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

- - -------------------------------------------------------------------------------

                                                   I PLAN TO ATTEND MEETING  [ ]

Receipt of copies of the Annual Report to Shareholders, the Notice of the Annual Meeting of Stockholders and the Proxy Statement dated June 3, 1994, is hereby acknowledged.

Signature(s) ___________________________   Date _______________________________

NOTE: Please date and sign exactly as the name appears on this voting instruction. Joint owners should each sign. Executors, trustees, etc. should give full title as such. PLEASE RETURN PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.A.